PRESS RELEASE
Contact:	Mark E. Hood SVP, Finance & Administration (314-633-7255)

Panera Bread Reiterates Confidence in Q1 Guidance and Reports System-Wide Comparable
Bakery-Cafe Sales Decreased 1.1% for the Four Weeks Ended March 22, 2003

St. Louis, MO, April 10, 2003 — Panera Bread Company (Nasdaq:PNRA) today reported that system-wide comparable bakery-cafe sales decreased 1.1% for the four weeks ended March 22, 2003. The breakdown between company-owned and franchised bakery-cafes is as follows:

	For the 4 weeks	For the 12 weeks
	ended March 22, 2003	ended March 22, 2003

Company-owned	-1.3%	-0.8%
Franchised	-1.0%	-0.2%
Total System	-1.1%	-0.4%

Sales during the period February 23rd to March 22nd continued to be impacted by more difficult winter weather during 2003 compared to 2002.

Average system-wide weekly sales (excluding the one specialty bakery-cafe and closed locations) remained flat at $34,940 for the four weeks ended March 22, 2003 and March 23, 2002.

Based on the continued strength of its development activity, the Company reiterated confidence in its ability to achieve first quarter earnings per share of $0.24 (up 41%) and full year earnings per share guidance of $0.99 (up 36%).

Panera Bread Company owns and franchises bakery-cafes under the Panera Bread and Saint Louis Bread Co. names. The company is a leader in the emerging specialty bread/cafe category due to its unique bread combined with a quick, casual dining experience. Additional information is available on the company’s website, www.panerabread.com.

Matters discussed in this news release, including any discussion or impact, express or implied, on the Company’s anticipated growth, operating results and future earnings per share contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The statements identified by the words “believe”, “positioned”, “estimate”, “project”, “target”, “continue”, “will”, “intend”, “expect”, “future”, “anticipates”, and similar expressions express management’s present belief, expectations or intentions regarding the Company’s future performance. The Company’s actual results could differ materially from those set forth in the forward-looking statements due to known and unknown risks and uncertainties and could be negatively impacted by a number of factors. These factors include but are not limited to the following: the availability of sufficient capital to the Company and the developers party to franchise development agreements with the Company; variations in the number and timing of bakery-cafe openings; public acceptance of new bakery-cafes; competition; national and regional weather conditions; changes in restaurant operating costs, particularly food and labor; and other factors that may affect retailers in general. These and other risks are discussed from time to time in the Company’s SEC reports, including its Form 10-KA for the year ended December 28, 2002.